Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors

Overstock.com, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-181422, 333-184344, 333-162674, 333-160512, 333-124441, and 333-123540) and on Form S-3 (Nos. 333-203607 and 333-207141) of Overstock.com, Inc. of our reports dated March 8, 2016, with respect to the consolidated balance sheets of Overstock.com, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Overstock.com, Inc.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states that Overstock.com, Inc. acquired Cirrus Services LLC during 2015 and management excluded from its assessment of the effectiveness of Overstock.com's internal control over financial reporting as of December 31, 2015, Cirrus Services LLC's internal control over financial reporting associated with total assets of approximately 8% and total revenue of less than 1% included in the consolidated financial statements of Overstock.com, Inc. and subsidiaries as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Overstock.com, Inc. also excluded an evaluation of the internal control over financial reporting of Cirrus Services LLC.

/s/ KPMG LLP
Salt Lake City, Utah
March 8, 2016